News Release

American Homes 4 Rent Reports Second Quarter 2018 Financial and Operating Results
AGOURA HILLS, Calif., August 2, 2018—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high quality single-family homes for rent, today announced its financial and operating results for the quarter ended June 30, 2018.
Highlights

•	Total revenues increased 11.6% to $264.5 million for the second quarter of 2018 from $237.0 million for the second quarter of 2017.

•
Net loss attributable to common shareholders totaled $15.2 million, or a $0.05 loss per diluted share, for the second quarter of 2018, compared to a net loss attributable to common shareholders of $0.2 million, or a $0.00 loss per diluted share, for the second quarter of 2017.

•
Core Funds from Operations attributable to common share and unit holders for the second quarter of 2018 was $93.6 million, or $0.27 per FFO share and unit, compared to $81.5 million, or $0.26 per FFO share and unit, for the same period in 2017, which represents a 3.8% increase on a per share and unit basis.

•
Adjusted Funds from Operations attributable to common share and unit holders for the second quarter of 2018 was $82.0 million, or $0.23 per FFO share and unit, compared to $71.2 million, or $0.23 per FFO share and unit, for the same period in 2017.

•	Core Net Operating Income ("Core NOI") margin on Same-Home properties was 64.4% for the second quarter of 2018, compared to 64.8% for the same period in 2017.

•	Core NOI after capital expenditures from Same-Home properties increased by 3.5% year-over-year for the second quarter of 2018.

•
Same-Home portfolio occupancy percentage increased to 96.6% as of June 30, 2018, from 96.0% as of March 31, 2018, while achieving 3.5% growth in average monthly realized rent per property for the second quarter of 2018, compared to the same period in 2017.

•	Redeemed the Series C participating preferred shares through a conversion into 10,848,827 Class A common shares (see "Capital Activities and Balance Sheet").

•	Paid down the term loan facility by $100.0 million and paid off the $48.4 million secured note payable in full.

“As we celebrate our fifth anniversary as a public company, we continue to demonstrate the power of our national operating platform and best-in-class team,” stated David Singelyn, American Homes 4 Rent's Chief Executive Officer. “During the second quarter, we had one of our strongest leasing periods ever, achieving a record high Same-Home portfolio occupancy of 96.6%, while driving blended lease spreads of 4.9%. As we look to the balance of the year, all areas of our diversified geographic portfolio remain healthy and we are confident that we can build off of our successful first half results. Further, our investment grade balance sheet and strong liquidity profile provide us with ample capacity to continue to accretively grow our portfolio and drive strong cash flow growth and value creation for our shareholders through the remainder of 2018 and beyond.”
Second Quarter 2018 Financial Results
Net loss attributable to common shareholders totaled $15.2 million, or a $0.05 loss per diluted share, for the second quarter of 2018, compared to a net loss attributable to common shareholders of $0.2 million, or a $0.00 loss per diluted share, for the second quarter of 2017. This decrease was primarily attributable to a noncash charge related to the redemption of the Series C participating preferred shares through a conversion into Class A common shares, partially offset by higher revenues resulting from a larger number of leased properties and higher rental rates.

Total revenues increased 11.6% to $264.5 million for the second quarter of 2018 from $237.0 million for the second quarter of 2017. Revenue growth was primarily driven by continued strong acquisition and leasing activity, as our average leased portfolio grew to 47,849 homes for the quarter ended June 30, 2018, compared to 45,687 homes for the quarter ended June 30, 2017.
Core NOI on our total portfolio increased 10.7% to $145.8 million for the second quarter of 2018, compared to $131.7 million for the second quarter of 2017. This increase was primarily due to growth in rental income resulting from a larger number of leased properties.
Core revenues from Same-Home properties increased 3.7% to $172.8 million for the second quarter of 2018, compared to $166.6 million for the second quarter of 2017. This growth was primarily driven by a 3.5% increase in average monthly realized rents and a 0.4% increase in average occupied days percentage. Core property operating expenses from Same-Home properties increased 5.0% from $58.6 million for the second quarter of 2017, to $61.6 million for the second quarter of 2018, which was primarily attributable to higher turnover costs incurred during April 2018, as the Company completed its previously communicated first quarter 2018 initiative to strengthen occupancy.
Core NOI from Same-Home properties increased 3.1% to $111.2 million for the second quarter of 2018, compared to $107.9 million for the second quarter of 2017. After capital expenditures, Core NOI from Same-Home properties increased 3.5% to $104.5 million for the second quarter of 2018, compared to $101.0 million for the second quarter of 2017. The increases in Core NOI from Same-Home properties and Core NOI after Capital Expenditures from Same-Home properties were primarily attributable to increases in rental revenue driven by higher average occupied days percentage and average monthly realized rents during the second quarter of 2018.
Core Funds from Operations attributable to common share and unit holders ("Core FFO attributable to common share and unit holders") was $93.6 million, or $0.27 per FFO share and unit, for the second quarter of 2018, compared to $81.5 million, or $0.26 per FFO share and unit, for the second quarter of 2017. Adjusted Funds from Operations attributable to common share and unit holders ("Adjusted FFO attributable to common share and unit holders") for the second quarter of 2018 was $82.0 million, or $0.23 per FFO share and unit, compared to $71.2 million, or $0.23 per FFO share and unit, for the second quarter of 2017. This improvement was primarily attributable to increases in rental revenue driven by a larger number of leased properties and higher rental rates.
Year-to-Date 2018 Financial Results
Net loss attributable to common shareholders totaled $9.3 million, or a $0.03 loss per diluted share, for the six-month period ended June 30, 2018, compared to a net loss attributable to common shareholders of $1.7 million, or a $0.01 loss per diluted share, for the six-month period ended June 30, 2017. This decrease was primarily attributable to a noncash charge related to the redemption of the Series C participating preferred shares through a conversion into Class A common shares, partially offset by higher revenues resulting from a larger number of leased properties and higher rental rates.
Total revenues increased 11.0% to $522.5 million for the six-month period ended June 30, 2018, from $470.8 million for the six-month period ended June 30, 2017. Revenue growth was primarily driven by continued strong leasing activity, as our average leased portfolio grew to 47,564 homes for the six months ended June 30, 2018, compared to 45,391 homes for the six months ended June 30, 2017.
Core NOI on our total portfolio increased 7.4% to $282.9 million for the six-month period ended June 30, 2018, compared to $263.5 million for the six-month period ended June 30, 2017. This increase was primarily due to growth in rental income resulting from a larger number of leased properties.

Core revenues from Same-Home properties increased 3.5% to $342.8 million for the six-month period ended ended June 30, 2018, compared to $331.3 million for the six-month period ended June 30, 2017. This growth was primarily driven by a 3.7% increase in average monthly realized rents. Core property operating expenses from Same-Home properties increased 7.1% from $114.4 million for the six-month period ended June 30, 2017, to $122.5 million for the six-month period ended June 30, 2018, which was primarily attributable to temporarily elevated turnover costs through April 2018, incurred as part of the Company's initiative to strengthen occupancy.
Core NOI from Same-Home properties increased 1.6% to $220.2 million for the six months ended June 30, 2018, compared to $216.9 million for the six months ended June 30, 2017. After capital expenditures, Core NOI from Same-Home properties increased 1.4% to $207.6 million for the six-month period ended June 30, 2018, from $204.7 million for the six-month period ended June 30, 2017. The increases in Core NOI from Same-Home properties and Core NOI After Capital Expenditures from Same-Home properties were primarily attributable to increases in rental revenue driven by higher rental rates during the six-month period ended June 30, 2018, offset by higher R&M and turnover costs during the six-month period ended June 30, 2018.
Core FFO attributable to common share and unit holders was $178.5 million, or $0.51 per FFO share and unit, for the six-month period ended June 30, 2018, compared to $158.2 million, or $0.51 per FFO share and unit, for the six-month period ended June 30, 2017. Adjusted FFO attributable to common share and unit holders for the six-month period ended June 30, 2018, was $156.8 million, or $0.45 per FFO share and unit, compared to $140.1 million, or $0.45 per FFO share and unit, for the same period in 2017.
Portfolio
As of June 30, 2018, the Company had a total leased percentage of 96.3%, compared to 95.5% as of March 31, 2018. The leased percentage on Same-Home properties was 97.1% as of June 30, 2018, compared to 97.2% as of March 31, 2018.
Investments
As of June 30, 2018, the Company’s total portfolio consisted of 52,049 homes, including 2,209 properties to be disposed, compared to 51,840 homes as of March 31, 2018, including 1,892 properties to be disposed, an increase of 209 homes, which included 108 properties acquired through traditional acquisition channels, 215 newly constructed properties delivered through our AMH Development and National Builder Programs and 114 homes sold or rescinded.
Capital Activities and Balance Sheet
During the second quarter of 2018, the Company paid down the term loan facility by $100.0 million and paid off the outstanding principal on the secured note payable of approximately $48.4 million.
On April 5, 2018, the Company redeemed all 7,600,000 shares of the outstanding 5.5% Series C participating preferred shares through a conversion into 10,848,827 Class A common shares, based on a conversion ratio of 1.4275 Class A common shares issued per Series C participating preferred share. As a result, the Company recorded a $32.2 million allocation of income to the Series C participating preferred shareholders, representing the initial liquidation value of the Series C participating preferred shares in excess of the original equity carrying value of the Series C participating preferred shares as of the redemption date.
As of June 30, 2018, the Company had cash and cash equivalents of $53.5 million and had total outstanding debt of $2.7 billion, excluding unamortized discounts, the value of exchangeable senior notes classified within equity and unamortized deferred financing costs, with a weighted-average interest rate of 4.20% and a weighted-average term to maturity of 14.2 years. The Company had no outstanding borrowings on our $800.0 million revolving credit facility and had $100.0 million of outstanding borrowings on our term loan facility at the end of the quarter.

2018 Outlook

Full Year 2018
Same-Home	Previous Guidance	Current Guidance
Average Occupied Days Percentage	94.5% - 95.5%	95.0% - 95.5%
Core revenues growth	3.5% - 4.5%	4.0% - 4.5%
Property tax expense growth	3.5% - 4.5%	2.75% - 3.75%
Average R&M and turnover costs, net, plus Recurring Capital Expenditures per property	$1,950 - $2,100	$2,050 - $2,150	(1)
Core property operating expenses growth	4.0% - 5.0%	5.0% - 6.0%	(2)

Core NOI margin	64.0% - 65.0%	64.0% - 65.0%
Core NOI After Capital Expenditures growth	3.0% - 4.0%	3.25% - 3.75%

Property Enhancing Capex	$8 - $12 million	$8 - $12 million

General and administrative expense, excluding noncash share-based compensation	$33.5 - $35.5 million	$34.5 - $35.5 million

Acquisition and development volume	$400 - $600 million	$500 - $600 million

(1)	Revised due to elevated turnover costs on vacant units incurred as part of the Company’s strategic initiative to strengthen occupancy.

(2)
Increased to reflect higher R&M and turnover costs, net, plus Recurring Capital Expenditures, with a larger proportion of these costs now expected to be expensed, rather than capitalized, which is expected to be offset, in part, by lower growth in Recurring Capital Expenditures.

Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues and Non-Same-Home property operating expenses. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.
Additional Information
A copy of the Company’s Second Quarter 2018 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, August 3, 2018, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2018, and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (for U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, August 17, 2018, by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13681377#, or by using the link at www.americanhomes4rent.com, under “For Investors.”

About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of June 30, 2018, we owned 52,049 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” "outlook" or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our belief that our acquisition and homebuilding programs will result in continued growth and that we will continue to expand margins. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Single-family properties:
Land	$1,670,214	$1,665,631
Buildings and improvements	7,276,606	7,303,270
Single-family properties held for sale, net	284,012	35,803
	9,230,832	9,004,704
Less: accumulated depreciation	(1,046,911)	(939,724)
Single-family properties, net	8,183,921	8,064,980
Cash and cash equivalents	53,504	46,156
Restricted cash	159,010	136,667
Rent and other receivables, net	28,049	30,144
Escrow deposits, prepaid expenses and other assets	246,877	171,851
Deferred costs and other intangibles, net	13,142	13,025
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$8,830,448	$8,608,768

Liabilities
Revolving credit facility	$—	$140,000
Term loan facility, net	99,120	198,023
Asset-backed securitizations, net	1,969,322	1,977,308
Unsecured senior notes, net	492,406	—
Exchangeable senior notes, net	113,533	111,697
Secured note payable	—	48,859
Accounts payable and accrued expenses	282,734	222,867
Amounts payable to affiliates	4,571	4,720
Participating preferred shares derivative liability	—	29,470
Total liabilities	2,961,686	2,732,944

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares, $0.01 par value per share, 450,000,000 shares authorized, 295,383,159 and 286,114,637 shares issued and outstanding at June 30, 2018, and December 31, 2017, respectively	2,954	2,861
Class B common shares, $0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at June 30, 2018, and December 31, 2017	6	6
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized, 30,750,000 and 38,350,000 shares issued and outstanding at June 30, 2018, and December 31, 2017, respectively	308	384
Additional paid-in capital	5,630,321	5,600,256
Accumulated deficit	(494,326)	(453,953)
Accumulated other comprehensive income	9,267	75
Total shareholders’ equity	5,148,530	5,149,629
Noncontrolling interest	720,232	726,195
Total equity	5,868,762	5,875,824

Total liabilities and equity	$8,830,448	$8,608,768

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Rents from single-family properties	$227,211	$204,648	$445,234	$405,755
Fees from single-family properties	2,754	2,690	5,587	5,294
Tenant charge-backs	32,917	27,382	68,724	55,755
Other	1,601	2,288	2,942	3,958
Total revenues	264,483	237,008	522,487	470,762

Expenses:
Property operating expenses	98,843	85,954	199,830	169,259
Property management expenses	18,616	17,442	37,603	34,920
General and administrative expense	9,677	8,926	18,908	18,221
Interest expense	31,978	28,392	61,279	60,281
Acquisition fees and costs expensed	1,321	1,412	2,632	2,508
Depreciation and amortization	78,319	72,716	157,622	146,669
Other	1,624	1,359	2,451	2,917
Total expenses	240,378	216,201	480,325	434,775

Gain on sale of single-family properties and other, net	3,240	2,454	5,496	4,480
Loss on early extinguishment of debt	(1,447)	(6,555)	(1,447)	(6,555)
Remeasurement of participating preferred shares	—	(1,640)	1,212	(7,050)

Net income	25,898	15,066	47,423	26,862

Noncontrolling interest	(3,150)	(30)	(2,036)	(331)
Dividends on preferred shares	11,984	15,282	26,581	28,869
Redemption of participating preferred shares	32,215	—	32,215	—

Net loss attributable to common shareholders	$(15,151)	$(186)	$(9,337)	$(1,676)

Weighted-average shares outstanding─basic and diluted	295,462,572	258,900,456	290,848,633	251,685,993

Net loss attributable to common shareholders per share─basic and diluted	$(0.05)	$—	$(0.03)	$(0.01)
Non-GAAP Financial Measures
This press release and the Second Quarter 2018 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders ("FFO attributable to common share and unit holders"), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Second Quarter 2018 Earnings Release and Supplemental Information Package.
Funds from Operations attributable to common share and unit holders
The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders for the three and six months ended June 30, 2018 and 2017 (amounts in thousands, except share and per share data):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss attributable to common shareholders	$(15,151)	$(186)	$(9,337)	$(1,676)
Adjustments:
Noncontrolling interests in the Operating Partnership	(2,902)	(31)	(1,777)	(370)
Net (gain) on sale / impairment of single-family properties and other	(1,704)	(896)	(3,260)	(1,993)
Depreciation and amortization	78,319	72,716	157,622	146,669
Less: depreciation and amortization of non-real estate assets	(1,787)	(1,748)	(3,617)	(4,297)
FFO attributable to common share and unit holders	$56,775	$69,855	$139,631	$138,333
Adjustments:
Acquisition fees and costs expensed	1,321	1,412	2,632	2,508
Noncash share-based compensation - general and administrative	520	697	1,118	1,218
Noncash share-based compensation - property management	423	424	800	841
Noncash interest expense related to acquired debt	937	874	1,837	1,714
Loss on early extinguishment of debt	1,447	6,555	1,447	6,555
Remeasurement of participating preferred shares	—	1,640	(1,212)	7,050
Redemption of participating preferred shares	32,215	—	32,215	—
Core FFO attributable to common share and unit holders	$93,638	$81,457	$178,468	$158,219
Recurring capital expenditures (1)	(8,489)	(8,342)	(15,875)	(14,739)
Leasing costs	(3,111)	(1,919)	(5,834)	(3,401)
Adjusted FFO attributable to common share and unit holders	$82,038	$71,196	$156,759	$140,079

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.16	$0.22	$0.40	$0.45
Core FFO attributable to common share and unit holders	$0.27	$0.26	$0.51	$0.51
Adjusted FFO attributable to common share and unit holders	$0.23	$0.23	$0.45	$0.45

Weighted-average FFO shares and units:
Common shares outstanding	295,462,572	258,900,456	290,848,633	251,685,993
Share-based compensation plan (2)	587,270	756,166	584,330	746,895
Operating partnership units	55,350,153	55,550,593	55,350,153	55,553,262
Total weighted-average FFO shares and units	351,399,995	315,207,215	346,783,116	307,986,150

(1)
As a portion of our homes are recently acquired and/or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized properties and properties to be disposed, which are comprised of properties identified for future sale as part of the Company's disposition program and properties classified as held for sale.

(2)	Reflects the effect of potentially dilutive securities issuable upon the assumed vesting / exercise of restricted stock units and stock options.
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition fees and costs expensed incurred with business combinations and the acquisition of individual properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) hurricane-related charges, net, (5) gain or loss on early extinguishment of debt, (6) noncash gain or loss on redemption or conversion of shares or units and (7) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) actual leasing costs incurred during the period. As a portion of our homes are recently acquired and/or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized properties and properties to be disposed, which are comprised of properties identified for future sale as part of the Company's disposition program and properties classified as held for sale.
We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net income or loss per share or net cash flow provided by operating activities, as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.
Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and fees from single-family properties, net of bad debt expense, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense, expenses reimbursed by tenant charge-backs and bad debt expense. Our Same-Home portfolio consists of our single-family properties that have been stabilized longer than 90 days prior to the beginning of the earliest period presented, and that have not been classified as held for sale, identified for future sale or taken out of service as a result of a casualty loss.
Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, (2) noncash gain or loss on conversion of shares or units, (3) gain or loss on early extinguishment of debt, (4) hurricane-related charges, net, (5) gain or loss on sales of single-family properties and other, (6) depreciation and amortization, (7) acquisition fees and costs expensed incurred with business combinations and the acquisition of individual properties, (8) noncash share-based compensation expense, (9) interest expense, (10) general and administrative expense, (11) other expenses and (12) other revenues. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting recurring capital expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe provides useful information to investors because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.

Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).
The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the three and six months ended June 30, 2018 and 2017 (amounts in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues
Total revenues	$264,483	$237,008	$522,487	$470,762
Tenant charge-backs	(32,917)	(27,382)	(68,724)	(55,755)
Bad debt expense	(1,616)	(1,333)	(3,616)	(2,843)
Other revenues	(1,601)	(2,288)	(2,942)	(3,958)
Core revenues	$228,349	$206,005	$447,205	$408,206

Core property operating expenses
Property operating expenses	$98,843	$85,954	$199,830	$169,259
Property management expenses	18,616	17,442	37,603	34,920
Noncash share-based compensation - property management	(423)	(424)	(800)	(841)
Expenses reimbursed by tenant charge-backs	(32,917)	(27,382)	(68,724)	(55,755)
Bad debt expense	(1,616)	(1,333)	(3,616)	(2,843)
Core property operating expenses	$82,503	$74,257	$164,293	$144,740

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income	$25,898	$15,066	$47,423	$26,862
Remeasurement of participating preferred shares	—	1,640	(1,212)	7,050
Loss on early extinguishment of debt	1,447	6,555	1,447	6,555
Gain on sale of single-family properties and other, net	(3,240)	(2,454)	(5,496)	(4,480)
Depreciation and amortization	78,319	72,716	157,622	146,669
Acquisition fees and costs expensed	1,321	1,412	2,632	2,508
Noncash share-based compensation - property management	423	424	800	841
Interest expense	31,978	28,392	61,279	60,281
General and administrative expense	9,677	8,926	18,908	18,221
Other expenses	1,624	1,359	2,451	2,917
Other revenues	(1,601)	(2,288)	(2,942)	(3,958)
Tenant charge-backs	32,917	27,382	68,724	55,755
Expenses reimbursed by tenant charge-backs	(32,917)	(27,382)	(68,724)	(55,755)
Bad debt expense excluded from operating expenses	1,616	1,333	3,616	2,843
Bad debt expense included in revenues	(1,616)	(1,333)	(3,616)	(2,843)
Core NOI	145,846	131,748	282,912	263,466
Less: Non-Same-Home Core NOI	34,617	23,820	62,669	46,598
Same-Home Core NOI	111,229	107,928	220,243	216,868
Less: Same-Home recurring capital expenditures	6,711	6,907	12,633	12,177
Same-Home Core NOI After Capital Expenditures	$104,518	$101,021	$207,610	$204,691
Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com